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                                                                  EXHIBIT 10.1


                      ALLNET COMMUNICATION SERVICES, INC.
                       1995 SHORT TERM INCENTIVE PROGRAM
                           FOR DIRECTORS AND OFFICERS

Subject to Board of Directors approval, the Short Term Incentive (STI) program for Directors and Vice Presidents is being renewed. The target awards are a percentage of base salary. The percentage of base salary varies according to the participant's level and whether or not he or she is separately compensated based upon a sales compensation plan. Applicable target awards, shown as percentages of base salary, are displayed in the table below:


                                                                               TARGET AWARD AS
            STI PARTICIPANT'S LEVEL AND CATEGORY                                % OF BASE PAY
            ------------------------------------                               ---------------
Directors and Allnet(R) level Vice Presidents, not covered by a
  Sales Compensation Plan........................................................     18%
Allnet(R) level Vice Presidents, covered by a Sales Compensation Plan............      9%
Directors, covered by a Sales Compensation Plan, and specifically
  named as STI Participant in memorandum signed by CEO...........................      9%
ALC Officers, not covered by a Sales Compensation Plan...........................     30%
ALC Officers, covered by a Sales Compensation Plan...............................     15%

Target awards will be prorated to the nearest full month for eligible participants hired or promoted after January 1, 1995 and on or before October 1, 1995. Any Director, Vice President or Senior Vice President hired or promoted into an eligible position for the first time after the beginning of the fourth calendar quarter (on or after October 2, 1995) will not be eligible for the 1995 STI bonus.

Participants are also required to continue active employment with the Company through the time of the STI bonus payout. This payout will likely occur in February or March of 1996 (provided STI goals are achieved). To the extent that special circumstances need to be taken into consideration (such as periods of extended leave, job changes and so forth), eligibility for the STI program must be specifically negotiated with the Chief Executive Officer.
Participation will be subject to the CEO's approval, at his sole discretion.

                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995

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TARGET AWARD DOLLARS WILL BE DISTRIBUTED BETWEEN TWO CATEGORIES - ONE BASED UPON
INDIVIDUAL PERFORMANCE RELATIVE TO PROGRAMMATIC OBJECTIVES AND/OR LEADING INDICATORS OF CUSTOMER SATISFACTION AND A SECOND ONE BASED UPON AN INDICATOR OF SERVICE QUALITY AND CUSTOMER SATISFACTION.

The first category - based upon individual performance - is weighted most heavily. Two thirds (67%) of each participant's target award will be based upon his or her performance relative to three to five programmatic objectives and/or leading indicators of customer satisfaction.

The second category - based upon corporate performance - accounts for the remaining one third (33%) of each participant's target award. This portion of the STI bonus will be based upon service quality and customer satisfaction as measured by the new customer Welcome Survey.

Additionally, once bonus awards have been calculated, ACTUAL PAYOUTS (IF ANY) WILL BE BASED UPON A MULTIPLIER DETERMINED BY THE COMPANY'S FINANCIAL PERFORMANCE. THE FINANCIAL MULTIPLIER MAY SERVE TO INCREASE, DECREASE OR ELIMINATE ACTUAL STI PAYOUTS.

                                   CATEGORY 1
    PROGRAMMATIC OBJECTIVES AND INTERNAL MEASURES OF CUSTOMER SATISFACTION
                     - TWO THIRDS (67%) OF TARGET AWARD -

This category is based upon individual performance relative to three to five individual programmatic objectives and/or leading indicators of customer satisfaction. STI participants reporting in line organizations (as opposed to staff functions) are required to link their individual performance to at least one leading indicator of customer satisfaction. Such leading indicators must account for a minimum of 25% (up to a maximum of 100%) of the participant's category 1 objectives. STI participants assigned staff functions are encouraged (but not required) to link their individual performance to such leading indicators of customer satisfaction.

Leading indicators are good internal measures of customer perceptions. They are internal measures that assist in predicting how actions ultimately impact customers.

Examples of leading indicators of overall customer satisfaction are:

- -        Field Sales turnover
- -        Number of orders returned to sales (RTS)
- -        Employee satisfaction as measured by the employee opinion survey
- -        Customer satisfaction regarding our strategic services

An STI participant assigned to a line position is expected to select at least one leading indicator that is directly or indirectly under his or her control. Participants are encouraged to contact Service

                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995
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Excellence for assistance in identifying and measuring leading indicators. In establishing leading indicators, participants should use the following framework:

1. Identify the leading indicator and describe why and how it is a useful predictor of customer perceptions.

2. Describe how the leading indicator will be measured. Include the sources used in the calculation.

3.       Include an example of the calculation, using actual or test data.

4.       State the objective for improvement.  Be specific.  For example:

         -         Reduce returned-to-sales orders from X% to Y%
         -         Reduce the number of network busies from X to Y
         -         Reduce sales force turnover from X% to Y%
         - Increase the overall satisfaction (per product survey) of customers using the Voice Mail product from X to Y

5.       State when the objective will be met.

6.       Describe the method(s) that will be used to achieve the objective.

7. Using a 0.00 to 1.50 scale, develop a quantitative formula for determining percentage payout.

In addition to leading indicators of customer satisfaction, STI participants may also establish individual strategic or programmatic objectives. Such objectives should be designed to further the organization's strategic plan for success through quality. The objectives should improve quality of service or products, take advantage of economies-of-scale or in some other way directly impact Company performance.

STI PARTICIPANTS ARE ENCOURAGED TO DEVELOP STRATEGIC CROSS FUNCTIONAL PARTNERSHIPS IN SUPPORT OF INDIVIDUAL STI OBJECTIVES. SUCH PARTNERSHIPS CAN AND SHOULD INCLUDE JOINT OR COMMON OBJECTIVES.

Further, strategic and/or programmatic objectives should be STRETCH objectives. That is, they should represent efforts that go beyond baseline job responsibilities. Objectives should be quantitative to facilitate evaluation of the participant's performance. Qualitative measures, however, should be used if they make more sense. The objective should be phrased so that a naive reader can understand what the key performance indicator happens to be.

                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995
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Participants and their first-level reviews must agree on the participant's 1995 leading indicators and/or programmatic objectives and determine what weight should be attached to each objective (remember, a minimum of 25% of category 1 weight must be allocated to leading indicators for STI participants assigned to line functions). These objectives must be submitted to Bill Norris in Human Resources, no later than the close of business March 22, 1995. Bill will review the objectives for consistency, stretch and measurability and will submit a summary to Senior Management.

IF CHANGING BUSINESS CONDITIONS OR OTHER EXIGENCIES NECESSITATE A MID-YEAR RECONSIDERATION OF INDIVIDUAL PRIORITIES, STI OBJECTIVES MAY BE MODIFIED. THE MODIFICATION MUST HAVE THE APPROVAL OF TWO LEVELS OF MANAGEMENT AND A COPY OF THE MODIFICATION SHOULD BE FORWARDED TO BILL NORRIS.

During the first quarter of 1996, performance relative to leading indicators and individual strategic objectives will be evaluated by each participant's first level review based upon a scale of "0.00" to "1.50" with "1.0" indicating that an individual achieved his or her objectives. Second level approval of the evaluation will be required. Senior Management and Human Resources will then check each evaluation for consistency and validity.

The individual performance rating of outstanding performers should average about 1.00, although some participants may score as high as 1.50 or as low as
0.00 on certain individual objectives. The guidelines shown in the following table should be used in determining scores, but evaluators are free to interpolate between levels as appropriate.

                                  INDIVIDUAL PERFORMIANCE LEVEL                                           RATING
                                  -----------------------------                                           ------
                           Missed objective, performance unacceptable                                       0.00
                           Missed objective, perfomance acceptable                                          0.50
                           Largely achieved objective, minor shortfall                                      0.75
                           Achieved objective                                                               1.00
                           Exceeded objective                                                               1.25
                           Significantly exceeded objective                                                 1.50

Once each objective has been rated based upon this scale, the objectives will be weighted and an overall rating based upon the scale will be calculated.

                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995
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STI bonuses for this portion of the program will be determined by multiplying a participant's total target award by .67 (the portion of the target award assigned to the strategic and/or programmatic objectives category) and then multiplying that product by the participant's overall individual performance rating.

                       CATEGORY 2 - CUSTOMER SATISFACTION
                      - ONE THIRD (33%) OF TARGET AWARD -

This portion of the Short Term Incentive program will focus on improving results of customer perception measures and internal measures of quality of services rendered. In the past, the overall Customer Satisfaction Survey index has been used as the indicator of customer satisfaction.

During the first quarter of 1995, revised customer surveys have gone into use. The surveys have changed dramatically: sampling methods, questions, response wording and scales have all been modified. One consequence of these improvements is that there is no prior survey data to use as a baseline for setting goals for the revised surveys. HOWEVER, THE LACK OF A BASELINE SHOULD NOT PROHIBIT THE SETTING OF GOALS FOR IMPROVING CUSTOMER SATISFACTION IN 1995.

The goal for customer satisfaction will be set in the spirit of continual improvement. The objective is to continually improve the overall satisfaction of customers throughout 1995.

Of particular concern are customers who have been with the Company for less than three months. This group is characterized by high attrition. Consequently, improving the overall satisfaction of this group will be the primary aim in 1995.

The new WELCOME SURVEY (which replaces the New (Sales) Customer Survey) is aimed at measuring the satisfaction of customers who have used the Company's service for less than three months. Specifically, question one on this Welcome Survey addresses the overall satisfaction of the new customer.

Throughout the year the score for this question will be plotted. Regression analysis will then be conducted to determine a regression line (trend line). This will enable calculation of the slope of the regression line (i.e. the degree of incline or decline of a trend line). The slope (i.e. rate of improvement or decline) will be used in the STI calculation to determine payment of this portion of the STI bonus. The greater the positive slope, the higher the payment.

Slope results will be rated using the table below:





                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995
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

                     SLOPE MEASURE                         COMPARABLE 12 MONTH                            RATING
                                                            POINT INCREASE (%)
EQUAL TO OR GREATER THAN             LESS THAN           EQUAL TO OR GREATER THAN          LESS THAN
(NEGATIVE SLOPE)                       0.00             (NEGATIVE)                            0.00         0.00
0.00                                   0.0417           0.00                                  0.50         0.50
0.0417                                 0.0833           0.50                                  1.00         0.75
0.0833                                 0.1667           1.00                                  2.00         1.00
0.1667                                 0.2500           2.00                                  3.00         1.25
0.2500                                 N/A              3.00                                  N/A          1.50

The following example is intended to help explain the above chart:

- -    Assume that 80% of the Welcome Survey respondents indicate that they are satisfied with the Company's service in the first month of the survey. Further assume that in each of the succeeding month 11 months, the satisfaction rate increases by a factor of 0.25% (i.e. 80.25% in the second month, 80.5% in the third and so on). At the end of the 12 month period, the satisfaction score would have increased to 83%. In this example, regression analysis would not be needed because the month-to-month increases would produce a perfect straight line. Looking at the trend line over the course of the 12 months, the slope or rise in the trend line line would be 0.25 per month - which would result in a rating of 1.50 (based upon the chart shown above).

In practice, the actual results will not produce a perfect straight line.
Some months may spike high (i.e. the satisfaction rate might be particularly
high in any particular month) or spike low.   Regression analysis will produce
a line of best fit through the month-to-month data points. If satisfaction tends to increase over time, the slope will be positive. The greater the increase over time, the steeper the trend will be which will translate into a higher value for the slope measurement. THE KEY TO SUCCESS WILL BE TO IMPROVE CUSTOMER SATISFACTION AS MEASURED BY THE FIRST QUESTION TO THE WELCOME SURVEY OVER THE COURSE of 1995.

SPECIAL NOTE: Data on all other survey questions (including the Active Customer Satisfaction Survey and the Terminated Customer Survey) will be also tracked. TO THE EXTENT NEGATIVE TRENDS OR OTHER UNACCEPTABLE PERFORMANCE OCCURS ADDITIONAL OR REPLACEMENT GOALS WILL BE CREATED AT THE DISCRETION OF THE CHIEF EXECUTIVE OFFICER.





                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995
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                             FINANCIAL MULTIPLIER

The STI Bonus amount based upon a combination of Category 1 and 2 performance will be paid out according to a financial multiplier. The financial multiplier will be based upon the Company's actual 1995 operating income relative to operating income goals.

This financial multiplier could double an individual's STI bonus or could result in the elimination of the bonus depending on the results.

The Board of Directors will determine the 1995 operating income goal or goals to be used in the financial multiplier and the performance levels that will result in increased or decreased STI bonuses. The specifics will be communicated to individual STI participants in a memorandum from the President shortly after the Board of Directors makes its determination.

Distribution of the 1995 STI bonus will take place after the outside auditors complete the fiscal year 1995 audit. This can be expected sometime in February or March 1996.

In future years, modifications to the Short term Incentive bonus program can be expected as the Company's financial performance and strategic plan develop. Senior Management and the Board of

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                            ISSUED FEBRUARY 28, 1995
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Directors feel that we must continue to reward outstanding performance, but also feel that expectations should be raised in each succeeding fiscal year.

Hard work and quality performance will help us all achieve our individual and Company Short Term Incentive objectives in 1995. It is up to us to ensure that the positive trend established in recent years is repeated and strengthened in 1995.





                         1995 SHORT TERM INCENTIVE PLAN
                            ISSUED FEBRUARY 28, 1995
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